Exhibit 10.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

RW GATHERING, LLC

A DELAWARE LIMITED LIABILITY COMPANY

EFFECTIVE AS OF JUNE 18, 2009

THE INTERESTS DESCRIBED AND REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS (THE “SECURITIES LAWS”) AND MAY BE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES LAWS. TO THE EXTENT THE INTERESTS CONSTITUTE SECURITIES UNDER THE SECURITIES LAWS, THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

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8.3	Remedies for Non-Payment of Capital Contributions	11
8.4	Capital Accounts	11
8.5	Withdrawal or Reduction of Equity Owners’ Contributions to Capital	13

ARTICLE 9 ALLOCATIONS, INCOME TAX, DISTRIBUTIONS, ELECTIONS AND REPORTS		13
9.1	Allocations of Profits and Losses from Operations	13
9.2	Special Allocations to Capital Accounts	14
9.3	Credit or Charge to Capital Accounts	15
9.4	Distributions	15
9.5	Withholding	15
9.6	Limitation Upon Distributions	15
9.7	Interest on and Return of Capital Contributions	16
9.8	Loans to Company	16
9.9	Returns and Other Elections	16
9.10	Tax Matters Partner	16
9.11	Certain Allocations for Income Tax (But Not Book Capital Account) Purposes	17

ARTICLE 10 TRANSFERABILITY		17
10.1	General	17
10.2	Conditions to Recognition of Transferee	18
10.3	Transferee Not Member in Absence of Consent	19

ARTICLE 11 ISSUANCE OF MEMBERSHIP INTERESTS OR ECONOMIC INTERESTS		20
11.1	Issuance of Additional Membership Interests	20
11.2	Part Year Allocations with Respect to New Equity Owners	20

ARTICLE 12 DISSOLUTION AND TERMINATION		20
12.1	Dissolution	20
12.2	Effect of Dissolution	21
12.3	Winding Up, Liquidation and Distribution of Assets	21
12.4	Filing or Recording Statements	22
12.5	Return of Contribution Nonrecourse to Other Equity Owners	23

ARTICLE 13 BOOKS AND RECORDS		23
13.1	Accounting Period	23
13.2	Accounting Principles	23
13.3	Books of Account and Records	23
13.4	List of Equity Owners	24
13.5	Audits	24

ARTICLE 14 DISPUTES		24
14.1	Dispute Resolution	24
14.2	Executive Mediation	25
14.3	Arbitration	25

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ARTICLE 15 MISCELLANEOUS PROVISIONS		26
15.1	Notices	26
15.2	Application of Delaware Law	26
15.3	Waiver of Action for Partition	27
15.4	Amendments	27
15.5	Execution of Additional Instruments	27
15.6	Construction	27
15.7	Effect of Inconsistencies with the Act	27
15.8	Waivers	27
15.9	Rights and Remedies Cumulative	27
15.10	Attorneys’ Fees	27
15.11	Severability	28
15.12	Heirs, Successors, and Assigns	28
15.13	Creditors	28
15.14	Counterparts; Facsimile/PDF	28
15.15	Oral Representations	28
15.16	Investment Representations	28
15.17	Representations and Warranties	29

ADDENDUM I		i

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This Agreement is made and entered into as of the Effective Date, by and among the Company, each of the Members whose signatures appear on the signature page hereof (the “Initial Members”) and each Person who subsequently becomes an Equity Owner. In consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company and the Members (and each Person who subsequently becomes an Equity Owner) hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless the context otherwise specifies or requires, capitalized terms used herein that are not otherwise defined in the text of this Agreement shall have the respective meanings assigned thereto in Addendum I, attached hereto and incorporated herein by reference, for all purposes of this Agreement (such definitions to be equally applicable to both the singular and the plural forms and any other grammatical variation of the terms defined). Unless otherwise specified, all references herein to Articles or Sections are to Articles or Sections of this Agreement.

ARTICLE 2

FORMATION OF COMPANY

2.1 Formation. On June 16, 2009, Kevin Montgomery, the organizer, organized a limited liability company pursuant to the Act by executing and delivering the Certificate of Formation to the Secretary of State in accordance with and pursuant to the Act. The Company and the Equity Owners hereby forever discharge the organizer, and the organizer shall be indemnified by the Company and the Equity Owners, from and against any expense or liability actually incurred by the organizer by reason of having been the organizer of the Company.

2.2 Name. The name of the Company is RW Gathering, LLC.

2.3 Principal Office. The principal office of the Company shall be the address of the Manager as set forth on Exhibit 4.1. The Company may locate its places of business at any other place or places as the Manager may from time to time deem advisable.

2.4 Registered Agent and Registered Office. The Company’s initial registered office and the name of the registered agent at such address shall be as set forth in the Certificate of Formation. The registered office and registered agent may be changed from time to time by the Manager by making an appropriate filing regarding such change in the address of the new registered office or the name of the new registered agent with the Secretary of State pursuant to the Act.

2.5 Term. The Company shall continue in existence until it dissolves in accordance with the provisions of this Agreement or the Act.

2.6 No State-Law Partnership. The Equity Owners intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Equity Owner be a partner or joint venturer of any other Equity Owner by virtue of this agreement, for any purposes other than as set forth in the immediately following sentence, and neither this Agreement nor any document entered into by the Company or any Equity Owner shall be construed to suggest otherwise. The Equity Owners intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and the Company and each Equity Owner shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Each Equity Owner (in its capacity as Equity Owner) hereby disclaims, to the maximum extent permitted by applicable law, all partner fiduciary duties or obligations it may owe in its capacity as Equity Owner.

ARTICLE 3

BUSINESS OF COMPANY

The business of the Company shall be:

(a) To acquire, improve, manage, operate and dispose of gas gathering lines and associated facilities.

(b) To accomplish any lawful business which at any time appears conducive to or expedient for the protection or benefit of the Company and its assets to accomplish the foregoing.

(c) To exercise all other powers necessary to or reasonably connected with the Company’s business that may be legally exercised by limited liability companies under the Act to accomplish the foregoing.

(d) To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE 4

NAMES AND ADDRESSES OF EQUITY OWNERS

4.1 Members. The names and addresses of the Members are as set forth on the attached Exhibit 4.1, which may be amended and restated by the Manager at any time if it should receive updated information about the identity or addresses of the Members as permitted elsewhere in this Agreement.

4.2 Economic Interest Owners. The names and addresses of the Economic Interest Owners are as set forth on the attached Exhibit 4.2, which maybe amended and restated by the Manager at any time if it should receive updated information about the identity or addresses of the Economic Interest Owners as permitted elsewhere in this Agreement.

ARTICLE 5

RIGHTS AND DUTIES OF MANAGER

5.1 Management. The business and affairs of the Company shall be managed by its Manager. Except as otherwise provided herein or under applicable law, as to all matters within the ordinary course of business, the Manager shall have full and complete authority, power, and discretion to manage and control the business, affairs and Properties of the Company, to make all decisions regarding those matters and to perform any and all other acts and activities customary or incident to the management of the Company’s business. Unless authorized to do so by this Agreement or by the Manager, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose.

5.2 Number, Tenure and Qualifications. There shall be one Manager and the initial Manager shall be Rex. Rex shall hold office until 11:59:59 p.m. on December 31, 2009. At 12:00:00 a.m. on January 1, 2010, Williams shall become the sole Manager. Except as provided in the preceding two sentences, the Manager shall hold office until such Manager resigns pursuant to Section 5.8 or is removed pursuant to Section 5.9. The Manager need not be a resident of Delaware but must be a Member.

5.3 Certain Powers of the Manager. Without limiting the generality of Section 5.1 but subject to the limitations of Section 5.4 and the limitation that any action be within the scope of the business (as described in Article 3) and the scope of the Semi-Annual Plan (or within the last sentence of Section 5.12(b) or the thresholds provided in Section 5.4(b) and (c) as to applicable line items or the Semi-Annual Plan as a whole), the Manager shall have power and authority, on behalf of the Company, to:

(a) Acquire property from any Person, in one acquisition or a series of acquisitions, as the Manager may determine; provided that if such Person is the Manager or an Equity Owner or an Affiliate of either, such acquisition may not be effected without Approval of all the Members;

(b) Borrow money for the Company from banks, other lending institutions, the Manager, Equity Owners, or Affiliates of the Manager or the Equity Owners on such terms, and in such amounts, as have been approved in the Semi-Annual Plan and, in connection therewith, Hypothecate any or all of the Company Property to secure repayment of the borrowed sums;

(c) Purchase liability and other insurance to protect the Company’s property and business in such amount and on such terms as approved in the Semi-Annual Plan;

(d) Hold and own any Company real or personal properties in the name of the Company;

(e) Invest any Company funds in accordance with the Semi-Annual Plan (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments, irrespective of whether they qualify as appropriate fiduciary types of investments;

(f) Execute all instruments and documents, including checks, drafts, notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage, or disposition of Company Property; assignments; bills of sale; leases; partnership agreements; operating (or limited liability company) agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Manager, to the conduct of the business of the Company, including modifications and amendments thereto;

(g) Employ accountants, legal counsel, managing agents, other experts, employees and independent contractors to perform services for the Company and compensate them from Company funds;

(h) Execute any other agreement on behalf of the Company with any other Person, in the ordinary course of business, for any purpose and in such form as the Manager may approve;

(i) Execute and file such other instruments, documents, and certificates which may from time to time be required by the laws of Delaware or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, continue, and defend the valid existence of the Company;

(j) Open bank accounts in the name of the Company and be the sole signatory thereon unless the Manager determines otherwise; and

(k) Do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business in the ordinary course.

5.4 Limitations on Authority. Notwithstanding any other provision of this Agreement, the Manager shall not cause or commit the Company to take any action outside the ordinary course of business (except as provided in the last sentence of Section 5.12(b)) without the Approval of all of the Members, such actions include:

(a) Selling or otherwise disposing of all or substantially all of the Company Property or any Company Property other than in the ordinary course of business;

(b) Incurring or refinancing any indebtedness for money borrowed or any liability, whether secured or unsecured (including any indebtedness for money borrowed from an Equity Owner, the Manager or an Affiliate of either), if, after such financing, the indebtedness exceeds the applicable line item in the then effective Semi-Annual Plan by 10% or the aggregate indebtedness of the Company would exceed the aggregate indebtedness provided for in the then-effective Semi-Annual Plan by 10%;

(c) Incurring any single expenditure in excess of $100,000 (the Approval of a Semi-Annual Plan including such an expenditure shall constitute Approval of the expenditure);

(d) Requiring the Company to maintain Reserves in excess of the aggregate anticipated capital expenditures for the next six month period as set forth in the current Semi-Annual Capital Budget without the unanimous written Approval of the Members (the Approval of a Semi-Annual Plan including a Reserve that exceeds such aggregate anticipated capital expenditures shall constitute Approval of such Reserve);

(e) Entering into any material contract, including marketing agreements, volume commitments, firm capacity commitments, or hedging contracts;

(f) Hiring any employees of the Company or providing for any compensation to the Manager;

(g) Making any single expenditure or series of related expenditures (whether in the nature of a capital improvement, repair, alteration or change or in the nature of an operating expenditure) if such expenditure or series of related expenditures exceeds the applicable line item in the then effective Semi-Annual Plan by 10% or the aggregate indebtedness of the Company would exceed the aggregate indebtedness provided for in the then-effective Semi-Annual Plan by 10%;

(h) Lending money to or guarantying or becoming surety for the obligations of any Person (other than accounts receivables arising in the ordinary course of the Company’s operations);

(i) Instituting any lawsuit or arbitration proceeding;

(j) Compromising or settling any claim against or inuring to the benefit of the Company;

(k) Causing the Company to be a party to a Reorganization;

(l) Causing the Company to commence a voluntary case as debtor under the United States Bankruptcy Code;

(m) Except as provided in Section 8.3, incurring any indebtedness for money borrowed from the Manager, any Equity Owner, or an Affiliate of either;

(n) Entering into or amending any contract to gather, transport or treat gas or any other substance with the Manager, any Equity Owner or an Affiliate of either;

(o) Admit any Person as a Member;

(p) Issue any Membership Interests or create any new Membership Interests in the Company;

(q) Consolidate, sub-divide or convert any of the Company’s Membership Interests;

(r) Merge, consolidate or enter into any business combination with any other Person;

(s) Engage in any business activity that is not within the purpose and nature of the business to be conducted by the Company as set forth in Article 3;

(t) Make (or permit to be made) any amendment, modification or supplement to the Semi-Annual Plan;

(u) Hire, appoint, or make any material increase in the compensation of (or any increase in the cash compensation of) the Manager or any employee of the Company other than as set forth in the Semi-Annual Plan; or

(v) Enter into any contract with the Manager or its Affiliates.

The Company, the Manager, and the Equity Owners shall comply at all times with all U.S. Government Controls.

5.5 Liability for Certain Acts.

(a) The Manager does not, in any way, guarantee the return of the Equity Owners’ Capital Contributions or a profit for the Equity Owners from the operations of the Company or otherwise.

(b) No Manager and no Affiliate of a Manager shall be liable to the Company or to any Equity Owner for any loss or damage sustained by the Company or any Equity Owner (or successor thereto), except to the extent, if any, that the loss or damage shall have been the result of gross negligence, fraud, deceit or willful misconduct by such Manager or by such Affiliate of a Manager.

5.6 Manager and Members Have No Exclusive Duty to Company. The Manager, the Members, and their Affiliates shall have no exclusive duty to act on behalf of the Company. The Manager, each Member, and each of their Affiliates may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in any other investments or activities of any other Member, the Manager, or any of their Affiliates. Neither any Manager, Member, nor any of their Affiliates shall incur any liability to the Company or to any of the Equity Owners as a result of engaging in any other business or venture. Notwithstanding the foregoing provisions of this Section 5.6, the construction of gas gathering lines and associated facilities to facilitate the development of the Commitment Wells (as defined in the PEA) and any further wells jointly drilled under the terms of the PEA shall initially be proposed by any Member to be included in the Semi-Annual Capital Budget in accordance with section 7.01 of the PEA and, only if the Members are unable to agree to such project being included in the Semi-Annual Capital Budget and in accordance with section 7.01 of the PEA, may a Member construct such project outside the Company.

5.7 Indemnity of the Manager, Employees and Other Agents.

(a) The Company shall indemnify the Manager and its Affiliates for any loss in connection with its activities (other than solely in its capacity as an Equity Owner, if applicable) in connection with the establishment, management or operations of the Company and make advances for expenses to the maximum extent permitted under the Act, except to the extent the claim for which indemnification is sought results from an act or omission for which the Manager or the Affiliates of such Manager is held liable to the Company or to a Member under Section 5.5(b). The Company may indemnify its employees and other agents (other than the Manager) to the fullest extent permitted by law; provided that such indemnification in any given situation is Approved by all of the Members.

(b) Expenses (including legal fees and expenses) incurred by the Manager or by one of its Affiliates in defending any claim, demand, action, suit or proceeding subject to subsection (a) above shall be paid periodically by the Company, as they accrue and are payable to third parties, in advance of the final disposition of such claim, demand, action, suit, or proceeding upon receipt of an undertaking (which need not be secured) by or on behalf of the Manager to repay such amount if it shall ultimately be finally determined by a court of competent jurisdiction and not subject to appeal, that the Manager or such Affiliate is not entitled to be indemnified by the Company as authorized hereunder.

5.8 Resignation. The Manager may resign at any time by giving written notice to the Members; provided that Williams (if it is the Manager at such time) shall be deemed to resign as of the termination of the PEA in accordance with section 9.01(a) or (b) of the PEA. The resignation of the Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of the Manager shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

5.9 Removal. At a meeting called expressly for that purpose, the Manager may be removed at any time by Approval of all of the Members (including the Manager) for any reason or for no reason. The Manager shall automatically be removed upon the Manager’s dissolution or Bankruptcy or if the Manager ceases to be a Member. The removal of the Manager shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

5.10 Vacancies. If the Manager resigns or is removed, a new Manager shall be appointed by the Approval of all of the Members; provided that if Williams is deemed to resign pursuant to the proviso of the first sentence of Section 5.8, Rex shall be automatically appointed Manager as of the time of such resignation.

5.11 Compensation, Reimbursement. The compensation of the Manager, if any, shall be as set forth in the Semi-Annual Plan, and the Manager shall not be prevented from receiving such compensation by reason of the fact that it is also a Member. No Equity Owner shall be entitled to compensation from the Company for services rendered to the Company as such. Upon the submission of appropriate documentation, the Manager shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred on behalf, or at the request, of the Company.

5.12 Semi-Annual Plan.

(a) No later than March 1 and September 1 of each year, the Manager shall prepare for the Approval of all of the Members for a six-month period of the Fiscal Year a business plan (the “Semi-Annual Plan”) for the next six months of the Fiscal Year, setting forth as separate budget components: (I) the Semi-Annual O&M Budget, and (II) the Semi-Annual Capital Budget. At a minimum, each component of the Semi-Annual Plan shall set out the estimated receipts (including any additional capital contributions), expenditures (capital, operating and other) and Reserves of the Company in sufficient detail to provide an estimate of cash flow, capital proceeds, and other financial requirements of the Company for the next six months of the Fiscal Year. Any such Semi-Annual Plan shall also include such other information or other matters necessary in order to inform the Members of the Company’s business and to enable the Members to make an informed decision with respect to their Approval of such Semi-Annual Plan. The Members shall review the proposed Semi-Annual Plan and shall offer any revisions thereto within thirty (30) days. Each separate budget component of the Semi-Annual Plan may be approved independently of any other budget component and each separate capital project in the Semi-Annual Capital Budget may be approved independently of any other capital project. The Members shall endeavor to Approve the Semi-Annual Plan within seventy-five (75) days. If the Members are not able to Approve the Semi-Annual O&M Budget for any six month period within such seventy-five (75) day period, each line item in the Semi-Annual O&M Budget for the next six month period shall be increased by the percentage increase in the CPI Index from the first day for which the previous Semi-Annual O&M Budget was in effect to the most recently available CPI Index, and the resulting plan shall be the Semi-Annual O&M Budget for the next six month period. If the CPI Index is discontinued or revised during the term of this Agreement, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the CPI Index had not been discontinued or revised. If the CPI Index is not replaced with any other government index or computation, then the Members shall, in good faith, agree on a suitable substitute. If the Members are not able to Approve any capital project within the Semi-Annual Capital

Budget within such seventy-five (75) day period, the Semi-Annual Capital Budget for the next six months of the Fiscal Year with respect to such capital project shall be $0, and the Manager will not be permitted to make any capital expenditure without the unanimous written Approval of the Members unless such capital expenditure is necessary to remedy an Emergency as determined by the Manager in its reasonable discretion.

(b) After the Semi-Annual Plan for a particular period has been Approved by the Members and subject to Section 5.4, the Manager shall implement the Semi-Annual Plan and shall be authorized to make only the expenditures and incur only the obligations provided for therein; provided that the Manager shall be authorized to make expenditures not contemplated in the Semi-Annual Plan if such expenditures are deemed necessary or appropriate by the Manager and are within the scope of a Reserve provided in the Semi-Annual Plan or within the overages allowed in Section 5.4(b) and 5.4(g). Notwithstanding the foregoing, the Manager may make any expenditure or incur any obligation, whether or not such expenditure or obligation is provided for in an Semi-Annual Plan, that is the legal obligation of the Company and not within the reasonable control of the Manager (e.g., real or personal property taxes) or that the Manager determines is necessary to address any Emergency.

(c) Notwithstanding anything to the contrary in Section 5.12(a), the Members shall Approve the Company’s Semi-Annual Plan for the period from the Effective Date through December 31, 2009 within thirty (30) days of the Effective Date and the requirements of Section 5.12(a) shall begin to operate for the Fiscal Year beginning January 1, 2010 (i.e., the Semi-Annual Plan for the first six months of 2010 shall be prepared for the Approval of the Members pursuant to Section 5.12(a) no later than September 1, 2009). Any Semi-Annual Plan and any component or project within the Semi-Annual Plan may be amended, revised, restated or replaced at any time by the Approval of all of the Members.

5.13 Right to Rely on the Manager. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Manager as to:

(a) The identity of any Manager (past or present) or Equity Owner;

(b) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts on behalf of the Company by the Manager or which are in any other manner germane to the affairs of the Company;

(c) The Persons who are authorized to execute and deliver any instrument or document of the Company; or

(d) Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Equity Owner.

ARTICLE 6

RIGHTS AND OBLIGATIONS OF EQUITY OWNERS

6.1 Limitation of Liability. Except as otherwise provided by this Agreement and the non-waivable provisions of the Act, no Equity Owner shall be liable for an obligation of the Company solely by reason of being or acting as an Equity Owner.

6.2 Equity Owners Have No Agency Authority. Except as expressly provided in this Agreement, the Equity Owners (in their capacity as Equity Owners) shall have no agency authority on behalf of the Company and may not bind the Company.

6.3 Priority and Return of Capital. Except as may be expressly provided in Article 9, no Equity Owner shall have priority over any other Equity Owner, either as to the return of Capital Contributions or as to Profits, Losses or Distributions; provided, however, that this Section 6.3 shall not apply to loans (as distinguished from Capital Contributions) that an Equity Owner has made to the Company.

ARTICLE 7

ACTIONS OF MEMBERS

7.1 Member Approval. Unless otherwise required in this Agreement, Approvals of the Members may be communicated or reflected orally, electronically, or in writing, and no action need be taken at a formal meeting. If, however, any Approval is required to be in writing, such Approval shall be evidenced (i) by a written consent, which may be executed in separate written counterparts or (ii) by the Approval of the Members at a meeting. If not done in writing, then (unless such Approval is required to be in writing) any Approval of the Members shall be effective when all of the Members communicate their Approval to the Manager. If, for any reason, a Member must determine its percentage of the voting rights hereunder, such percentage shall be equal to its Sharing Ratio.

7.2 Member Meetings. Members may, but are not required to, meet from time to time on at least five days’ written notice which may be given by the Manager or by any Member; provided that such notice may be waived by a Member in writing. All Members must be represented in person or by proxy for a quorum to exist at any meeting of the Members. Any Member may participate in a meeting by means of conference telephone (or similar communications equipment provided that all such persons so participating in such meeting can hear each other at the same time) and such participation shall constitute presence in person at the meeting. The foregoing shall constitute the procedure for all meetings of the Members.

7.3 Quarterly Meetings. Unless waived by all the Members, the Members shall meet at least quarterly to review past operations since the last such meeting and to plan for future operations for the forthcoming twelve (12) months. The Members may participate in any meeting by conference telephone or other communications equipment by which all Persons participating in the meeting can hear each other.

ARTICLE 8

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.1 Members’ Capital Contributions. Each Member shall contribute such amount as is set forth in Exhibit 4.1 hereto as its share of the Initial Capital Contribution. Rex shall contribute its Initial Capital Contribution in accordance with the PEA and an assignment agreement in the form provided for in the PEA, to be effective as of the Effective Date. The Company shall distribute an amount equal to fifty percent (50%) of Rex’s cost of acquiring the assets making up its Initial Capital Contribution (to be documented to Williams satisfaction), which distribution shall be fully funded solely from the Initial Capital Contribution made by Williams.

8.2 Additional Contributions. Each Equity Owner shall be required to make such additional Capital Contributions as shall be set forth in the then effective Semi-Annual Plan. At any time during a Fiscal Year where the Semi-Annual Plan specifies that additional Capital Contributions will be made, the Manager may give written notice to each Equity Owner of the amount of required additional contribution and the timing required therefor, and each Equity Owner shall deliver to the Company its pro rata share thereof (in proportion to the Sharing Ratios of the Members on the date such notice is given) in accordance with the timing specified in such notice. None of the terms, covenants, obligations or rights contained in this Section 8.2 is or shall be deemed to be for the benefit of any Person other than the Equity Owners and the Company, and no such third person shall under any circumstances have any right to compel any actions or payments by the Manager or the Equity Owners.

8.3 Remedies for Non-Payment of Capital Contributions. If any Equity Owner fails to make full and timely payment to the Company of any additional Capital Contribution properly assessed hereunder, the amount funded by any Equity Owner who timely satisfies its obligations under Section 8.2 shall not be treated as a Capital Contribution but, instead, shall be treated as a loan to the Company. Such loan shall bear interest at a floating rate equal to five (5) percentage points higher than the Prime Rate and shall be paid in full prior to any distributions being made to the Equity Owners. Payments on such loan shall be credited first to accrued interest. The Manager and any lending Equity Owner shall execute a promissory note or other loan documentation containing such other terms and conditions as mutually agreed by the Manager and such lending Equity Owner.

8.4 Capital Accounts.

(a) A separate Capital Account shall be maintained for each Equity Owner. Each Equity Owner’s Capital Account shall be increased by (i) the amount of money contributed by such Equity Owner to the Company; (ii) the Gross Asset Value of property contributed by such Equity Owner to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (iii) allocations to such Equity Owner of Profits; and (iv) any items in the nature of income and gain which are specially allocated to the Equity Owner pursuant to Sections 9.2 and 9.3. Each Equity Owner’s Capital Account shall be decreased by (1) the amount of money Distributed to such Equity Owner by the Company; (2) the Gross Asset Value of property Distributed to such Equity Owner by the Company (net of liabilities secured by such Distributed property that such Equity Owner is considered to assume or take subject to under Section 752 of the Code); (3) any items in the nature of deduction and loss that are specially allocated to the Equity Owner pursuant to Sections 9.2 and 9.3; and (4) allocations to such Equity Owner of Losses.

(b) Without limiting the other rights and duties of a transferee of an Ownership Interest pursuant to this Agreement, in the event of a permitted sale or exchange of an Ownership Interest in the Company, (i) the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Ownership Interest in accordance with Section 1.704-1(b)(2)(iv) of the Regulations, and (ii) the transferee shall be treated as the transferor for purposes of allocations and distributions pursuant to Article 9 to the extent that such allocations and distributions relate to the transferred Ownership Interest.

(c) The manner in which Capital Accounts are to be maintained pursuant to this Section 8.4 is intended to comply with the requirements of Section 704(b) of the Code and the Regulations thereunder. If in the opinion of the Company’s accountants or tax counsel the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 8.4 should be modified in order to comply with Section 704(b) of the Code and the Regulations thereunder, then, notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.4, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Equity Owners.

(d) Upon liquidation of the Company, liquidating Distributions shall be made in accordance with the positive Capital Account balances of the Equity Owners, as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs. Liquidation proceeds shall be paid in accordance with Section 12.3. The Company may offset damages for breach of this Agreement by any Equity Owner whose interest is liquidated (either upon the withdrawal of the Equity Owner or the liquidation of the Company) against the amount otherwise Distributable to such Equity Owner. No Equity Owner shall have any obligation to restore all or any portion of a deficit balance in such Equity Owner’s Capital Account.

(e) The Manager shall also: (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Equity Owners and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations; provided that, to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on any Equity Owner, such adjustment shall require the consent of such Equity Owner.

8.5 Withdrawal or Reduction of Equity Owners’ Contributions to Capital.

(a) Members shall not be permitted to withdraw as a Member. A Member that attempts a withdrawal in violation of the preceding sentence shall indemnify and hold harmless the Company and the other Equity Owners for any loss in connection with such attempted withdrawal.

(b) An Equity Owner shall not receive a Distribution of any part of its Capital Contribution to the extent such Distribution would violate Section 9.5.

(c) An Equity Owner, irrespective of the nature of its Capital Contribution, does not have the right to demand and receive property in return for its Capital Contribution.

ARTICLE 9

ALLOCATIONS, INCOME TAX,

DISTRIBUTIONS, ELECTIONS AND REPORTS

9.1 Allocations of Profits and Losses from Operations. Except as provided in Sections 9.2 and 9.3, the Profits and Losses for each Fiscal Year shall be allocated as follows:

(a) Losses shall be allocated among the Equity Owners in accordance with their relative Sharing Ratios.

(b) Profits shall be allocated as follows:

(i) First, to each Equity Owner which previously has been allocated Losses pursuant to Section 9.1(a) which have not been fully offset by allocations of Profits pursuant to this Section 9.1(b)(i) (“Unrecovered Losses”) until the total amount of Profits allocated to each such Equity Owner pursuant to this Section 9.1(b)(i) is equal to the total amount of Losses which have been allocated to such Equity Owner pursuant to Section 9.1(a). Profits allocated pursuant to this Section 9.1(b)(i) shall be allocated to the Equity Owners in proportion to their respective Unrecovered Losses; and

(ii) Second, among the Equity Owners in accordance with their relative Sharing Ratios.

9.2 Special Allocations to Capital Accounts. Notwithstanding Section 9.1 hereof:

(a) This Agreement incorporates the “minimum gain chargeback” set forth in Sections 1.704-2(f) and (g) of the Regulations, the “partner minimum gain chargeback” described in Section 1.704-2(i)(4) of the Regulations and the “qualified income offset” set forth in Section 1.704-1(d) of the Regulations as if those provisions were fully set forth in this Agreement and shall apply as provided in those Regulations.

(b) The Losses allocated pursuant to Section 9.1 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Equity Owner to have a Deficit Capital Account at the end of any Fiscal Year. In the event that some, but not all, of the Equity Owners would have Deficit Capital Accounts as a consequence of an allocation of Losses pursuant to Section 9.1 hereof, the limitation set forth in the preceding sentence shall be applied on an Equity Owner by Equity Owner basis so as to allocate the maximum permissible Losses to each Equity Owner under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitation set forth in this Section 9.2(b) shall be allocated to the Equity Owners in proportion to their respective positive Capital Account balances, if any, and thereafter to the Equity Owners in accordance with their interests in the Company as determined by the Manager in its reasonable discretion. In the event that any Equity Owner would have a Deficit Capital Account at the end of any Fiscal Year, the Capital Account of such Equity Owner shall be specially credited with items of Company income (including gross income) and gain in the amount of such excess as quickly as possible.

(c) Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) of the Code which are attributable to any nonrecourse debt of the Company and are characterized as partner nonrecourse deductions under Section 1.704-2(i) of the Regulations shall be allocated to the Equity Owners’ Capital Accounts in accordance with said Section 1.704-2(i) of the Regulations.

(d) Beginning in the first taxable year in which there are allocations of “nonrecourse deductions” (as described in Section 1.704-2(b) of the Regulations), such deductions shall be allocated to the Equity Owners in the same manner as Loss is allocated for such period.

(e) To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as the result of a Distribution to an Equity Owner in complete liquidation of its Ownership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Equity Owners in accordance with their interests in the Company in the event Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations applies, or to the Equity Owner to whom such Distribution was made in the event Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

(f) The Issuance Items shall be allocated among the Equity Owners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Equity Owner, shall be equal to the net amount that would have been allocated to each such Equity Owner if the Issuance Items had not been realized.

9.3 Credit or Charge to Capital Accounts. Any credit or charge to the Capital Accounts of the Equity Owners pursuant to the Regulatory Allocations shall be taken into account in computing subsequent allocations of Profits and Losses pursuant to Section 9.1, so that the net amount of any items charged or credited to Capital Accounts pursuant to Section 9.1 and the Regulatory Allocations hereof and this Section 9.3 shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Equity Owner pursuant to the provisions of this Article 9 if the special allocations required by the Regulatory Allocations hereof had not occurred; provided, however, that no such allocation will be made pursuant to this Section 9.3 if (i) the Regulatory Allocation had the effect of offsetting a prior Regulatory Allocation or (ii) the Regulatory Allocation likely will be offset by another Regulatory Allocation in the future (e.g., Regulatory Allocation of “nonrecourse deductions” under Section 9.2(c) that likely will be subject to a subsequent “minimum gain chargeback” under Section 9.2(a)).

9.4 Distributions. Except as provided in Sections 8.4(d) (with respect to liquidating Distributions) and 9.6 (with respect to limitations on Distributions), the Company shall Distribute Distributable Cash not less frequently than once per year to the Equity Owners in accordance with their Sharing Ratios.

9.5 Withholding. To the extent the Company is required by applicable law or any tax treaty to withhold or to make tax payments on behalf of or with respect to any Equity Owner (including, by way of example and not limitation, any withholding required by the State of Pennsylvania with respect to Equity Owners that are not residents of Pennsylvania), the Company shall withhold amounts from distributions to Equity Owners and make such tax payments as so required. The amount of such payments shall constitute an advance by the Company to such Equity Owner and shall be repaid to the Company by reducing the amount of the current or next succeeding distributions that would otherwise have been made to such Equity Owner or, if such distributions are not sufficient for that purpose, such Equity Owner shall pay to the Company the amount of such insufficiency.

9.6 Limitation Upon Distributions. No Distribution shall be made if such Distribution would violate the Act.

9.7 Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or return of its Capital Contribution, except as otherwise specifically provided for herein.

9.8 Loans to Company. Nothing in this Agreement shall prevent any Equity Owner from making secured or unsecured loans to the Company (i) pursuant to Section 8.3 or (ii) if such loans are approved by all the Members, by agreement with the Company.

9.9 Returns and Other Elections. The Manager shall exercise diligent reasonable efforts to cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Equity Owners within a reasonable amount of time after the end of the Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made by the Manager in its sole discretion; provided, however, that the Manager shall make any tax election requested by all of the Members, and provided further that the Manager shall cause the Company to make an appropriate election to treat the expenses incurred by the Company in connection with the formation and organization of the Company to be amortized over the period allowed by Code Section 709 to the extent that such expenses constitute “organizational expenses” of the Company within the meaning of Code Section 709(b)(3). Each Equity Owner shall report partnership items on the Equity Owner’s tax returns in a manner that is consistent with the treatment of such items on the Company’s tax returns, except as otherwise agreed to by all of the Members. Each Equity Owner will provide, and will cause its Affiliates to provide, such information as the Company may request such that the Company may adequately and accurately complete tax returns required to be filed by the Company and respond to enforceable administrative information requests (or discovery in litigation).

9.10 Tax Matters Partner.

(a) Williams is hereby designated the Tax Matters Partner (“TMP”) as defined in Section 6231(a)(7) of the Code. The TMP and the other Equity Owners shall use their reasonable efforts to comply with the responsibilities outlined in Sections 6221 through 6233 of the Code (including any Regulations promulgated thereunder), and in doing so shall incur no liability to any other Equity Owner.

(b) In the event of an audit, investigation, settlement or review, the TMP shall, at the expense of the Company, participate in, and retain accountants and other professionals to participate in, the audit, investigation, settlement or review, and, if deemed appropriate by the TMP in its sole discretion, contest assertions by the auditing agent or otherwise that may be adverse to the Equity Owners, the Company and the Company’s filing position. Each Equity Owner shall cooperate (which, in the case of an Equity Owner that is a partnership or disregarded entity for United States federal income tax purposes, shall include obtaining the cooperation of each of its partners or members) with the TMP and do or refrain from doing (and cause any such member to do or refrain from doing) any and all things reasonably required by the TMP in connection with such audit or contest, administrative settlement, judicial review, or other resulting administrative or judicial proceedings.

(c) Each Equity Owner who elects to participate in any administrative proceedings relating to the determination of partnership items at the Company level shall be responsible for any expenses incurred by such Equity Owner in connection with such participation. The cost of any resulting audits or adjustments of an Equity Owner’s tax return shall be borne solely by the affected Equity Owner.

9.11 Certain Allocations for Income Tax (But Not Book Capital Account) Purposes.

(a) In accordance with Section 704(c)(1)(A) of the Code and Section 1.704-1(b)(2)(iv)(d) of the Regulations, if an Equity Owner contributes property with an initial Gross Asset Value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for income tax purposes (and not for Capital Account purposes), be allocated among the Equity Owners so as to take account of any variation between the adjusted basis of such property to the Company and its Gross Asset Value at the time of contribution pursuant to the remedial method under Section 1.704-3(d) of the Regulations. In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (a) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(b) All recapture of income tax deductions resulting from sale or disposition of Company Property shall be allocated to the Equity Owners to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Equity Owner is allocated any gain from the sale or other disposition of such property.

ARTICLE 10

TRANSFERABILITY

10.1 General.

(a) An Equity Owner shall only have the right to Transfer all or any portion of the Equity Owner’s Ownership Interests if such Transfer is in full compliance with the provisions herein.

(b) Each Equity Owner hereby acknowledges the reasonableness of the restrictions on Transfer of Ownership Interests imposed by this Agreement in view of the Company’s purposes and the relationship of the Equity Owners. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable.

(c) In the event that any Equity Owner Hypothecates any of its Ownership Interest, any such Hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all the terms and conditions of this Article 10, and the pledging Equity Owner shall provide notice of such Hypothecation to the Manager at such time that the Equity Owner first contemplates such Hypothecation.

10.2 Conditions to Recognition of Transferee.

(a) If a Transferring Equity Owner Transfers an Ownership Interest to a Person who is not already a Member, as a condition to recognizing the effectiveness and binding nature of such Transfer (subject to Section 10.3), the Manager may require the Transferring Equity Owner and the proposed successor-in-interest to execute, acknowledge and deliver to the Manager such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the Manager may deem necessary or desirable to accomplish any one or more of the following:

(i) Constitute such successor-in-interest as an Equity Owner;

(ii) Confirm that the proposed successor-in-interest as an Economic Interest Owner, or to be admitted as a Member, has accepted, assumed and agreed to be subject to and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended (whether such Person is to be admitted as a new Member or will merely be an Economic Interest Owner);

(iii) Preserve the Company after the completion of such Transfer under the laws of each jurisdiction in which the Company is qualified, organized or does business;

(iv) Maintain the status of the Company as a partnership for federal tax purposes; and

(v) Assure compliance with any applicable state and federal laws and regulations, including Securities Laws.

(b) The Transferring Equity Owner hereby indemnifies the Company and the remaining Members against any and all loss, damage, or expense arising directly or indirectly as a result of any Transfer or purported Transfer in violation of this Article 10. All costs and expenses incurred by the Company in connection with any Transfer pursuant to this Article 10 and another Person becoming a Member or an Economic Interest Owner, in respect of such interest or such part thereof, including the fees and disbursements of counsel, shall be paid by the Transferring Equity Owner, including any expenses associated with any part year allocation made pursuant to Section 11.2. Any indemnification or payment due pursuant to this Section 10.2(b) shall be paid at or before the time of the Transfer.

(c) Any Transferring Equity Owner shall notify the Company and the non-Transferring Members of the proposed Transfer in writing at least thirty (30) days prior to the proposed Transfer, which notice must include the names and addresses of the transferor and transferee, the taxpayer identification numbers of the transferor and transferee, if known, and the proposed date of the Transfer. Within thirty (30) days of the Transfer or, if earlier, by March 31 following the Transfer, the Transferring Equity Owner shall confirm that the Transfer occurred in accordance with such notice.

10.3 Transferee Not Member in Absence of Consent.

(a) In addition to the requirements of Section 10.2, if all of the non-Transferring Members do not Approve the proposed Transfer of the Transferring Equity Owner’s Ownership Interest to a transferee which is not a Member immediately prior to the Transfer (which Approval shall not be unreasonably withheld), then the proposed Transfer shall be null and void. Notwithstanding the preceding sentence of this Section 10.3(a), the Approval of the non-Transferring Members shall not be required for a Member to make a Transfer (and the successor-in-interest shall be automatically admitted as a Member) if (x) such successor-in-interest is an Affiliate of the Transferring Member or (y) such Member is required to make such Transfer by applicable law or a court of competent jurisdiction. If, notwithstanding the first sentence of this Section 10.3(a), a court of competent jurisdiction permits such Transfer or if a Transfer is made pursuant to the preceding sentence, the transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member and shall be merely an Economic Interest Owner, unless admitted as a Member by all of the non-Transferring Members. No Transfer of a Member’s Membership Interest (other than a Transfer of all or a portion of an Equity Owner’s Ownership Interest to the Company, but including any other Transfer of the Economic Interest or any other Transfer which has not been approved as provided herein) shall be effective (x) unless the written notice has been provided to the Company and the non-transferring Members in accordance with Section 10.2(c) and (y) until the last day of the calendar month in which all requirements of Section 10.2 have been satisfied.

(b) Upon and contemporaneously with any Transfer of an Equity Owner’s Ownership Interest, the Transferring Equity Owner shall cease to have any residual rights associated with the Ownership Interest Transferred to the transferee. If a Member Transfers all of its Membership Interest, upon the effective date of the Transfer, such Member shall cease to be a Member.

(c) If a Transfer is Approved in writing by all of the Members, the Company shall admit the transferee as a Member, so long as the transferee executes and delivers to the Manager a copy of this Agreement or a counterpart hereof in form and substance satisfactory to the Manager whereby such Person agrees expressly to be bound by the provisions of this Agreement.

ARTICLE 11

ISSUANCE OF MEMBERSHIP INTERESTS OR ECONOMIC INTERESTS

11.1 Issuance of Additional Membership Interests. From the date of the formation of the Company, any Person acceptable to all of the Members (but not otherwise) may become a Member in the Company by the issuance by the Company of Membership Interests for such consideration as the Members by their unanimous written Approval shall determine, subject to the terms and conditions of this Agreement. If an issuance of additional Membership Interests is Approved in writing by all of the Members, the Company shall admit the Person receiving such issuance as a Member, so long as such Person executes and delivers to the Manager a copy of this Agreement or a counterpart hereof or agreement ratifying and adopting this Agreement in form and substance satisfactory to the Manager whereby such Person agrees expressly to be bound by the provisions of this Agreement.

11.2 Part Year Allocations With Respect to New Equity Owners. No new Equity Owner shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. At the time a new Member is admitted or a new Economic Interest Owner acquires an Economic Interest (or a transfer to an Economic Interest Owner is effective) and in accordance with the provisions of Section 706(d) of the Code and the Regulations thereunder, the Manager may, at its option, close the Company books (as though the Company’s Fiscal Year had ended) or make pro rata allocations of loss, income, and expense deductions to a new Equity Owner for that portion of the Company’s Fiscal Year in which a Person became an Equity Owner.

ARTICLE 12

DISSOLUTION AND TERMINATION

12.1 Dissolution.

(a) The Company shall be dissolved only upon the occurrence of any of the following events:

(i) by the unanimous Approval of the Members;

(ii) the sale or other disposition by the Company of all or substantially all of the Company’s assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the Company under any promissory notes or other evidences of indebtedness taken by the Company (unless the Members shall elect to distribute such indebtedness to the Members in liquidation), and the satisfaction of the liabilities and contingent liabilities of the Company in connection with such sale or other disposition; or

(iii) the occurrence of any other event that, under the Act, would cause the dissolution of the Company or that would make it unlawful for the business of the Company to be continued.

Notwithstanding anything to the contrary in the Act, the Company shall not be dissolved upon the death, retirement, resignation, expulsion, Bankruptcy or dissolution of an Equity Owner.

(b) As soon as possible following the occurrence of any of the events specified in Section 12.1(a), an appropriate representative of the Company shall execute all documents required by the Act at the time of dissolution and file or record such statements with the appropriate officials.

12.2 Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until winding up and Distribution is completed.

12.3 Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution, an accounting shall be made by the Manager of the accounts of the Company and of the Company’s assets, liabilities, and results of operations from the date of the last previous accounting until the date of dissolution. The Manager shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Manager shall:

(i) Sell or otherwise liquidate all of the Company Property as promptly as practicable (except to the extent that the Manager may determine to Distribute in kind any assets to the Equity Owners);

(ii) Allocate any Profit or Loss resulting from such sales to the Equity Owners’ Capital Accounts in accordance with Article 9 hereof;

(iii) Discharge all liabilities of the Company, including liabilities to Equity Owners who are also creditors, to the extent otherwise permitted by law, other than liabilities to Equity Owners for Distributions and the return of capital, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Equity Owners, the amounts of such Reserves shall be deemed to be an expense of the Company); and

(iv) Distribute the remaining assets to the Equity Owners in accordance with their positive Capital Account balances, as follows:

(1) The positive balance (if any) of each Equity Owner’s Capital Account (as determined after taking into account all Capital Account adjustments for the Company’s Fiscal Year during which the liquidation occurs) shall be Distributed to the Equity Owners, either in cash or in kind, as determined by the Manager, with any Company Property Distributed in kind being valued for this purpose at their fair market value. Any such Distributions to the Equity Owners in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations; and

(2) If any Company Property is to be Distributed in kind, the net fair market value of such Company Property as of the date of dissolution shall be determined by agreement of the Members, or, if the Members do not agree, by an appraiser selected by the Manager. Such Company Property shall be deemed to have been sold as of the date of dissolution for its fair market value, and the Capital Accounts of the Equity Owners shall be adjusted pursuant to the provisions of Article 9 and Section 8.4 of this Agreement to reflect such deemed sale.

(c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Equity Owner has a Deficit Capital Account (after giving effect to all contributions, Distributions, allocations and other Capital Account adjustments for all Fiscal Years, including the year during which such liquidation occurs), such Equity Owner shall have no obligation to make any Capital Contribution so as to restore its Capital Account to zero, and the negative balance of such Equity Owner’s Capital Account shall not be considered a debt owed by such Equity Owner to the Company, to the other Equity Owners, or to any other Person for any purpose whatsoever.

(d) The Manager shall comply with any requirements of applicable law pertaining to the winding up of the affairs of the Company and the final Distribution of its assets.

12.4 Filing or Recording Statements. Upon the conclusion of winding up, the appropriate representative of the Company shall execute all documents required by the Act at the time of completion of winding up and file or record such documents with the appropriate officials.

12.5 Return of Contribution Nonrecourse to Other Equity Owners. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Equity Owner shall look solely to the assets of the Company for the return of its Capital Contribution or any other Distributions. If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Equity Owners, such Equity Owners shall have no recourse against any other Equity Owner.

ARTICLE 13

BOOKS AND RECORDS

13.1 Accounting Period. The Company’s accounting period shall be the Fiscal Year.

13.2 Accounting Principles. For financial reporting purposes, the Company shall use accounting principles applied on a consistent basis using the accrual method of accounting determined by the Manager, unless the Company is required to use a different method of accounting for federal income tax purposes, in which case that method of accounting shall be the Company’s method of accounting.

13.3 Books of Account and Records. At the expense of the Company, proper and complete records, books of account and other relevant Company documents shall be maintained and preserved, during the term of the Company, and for five years after dissolution, by the Manager, in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The books and records shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives, upon reasonable request, during ordinary business hours at the requesting Member’s expense. At a minimum the Company shall keep at its principal place of business the following records:

(a) A current list of the full name and last known business, residence, or mailing address of each Equity Owner and Manager, both past and present;

(b) A copy of the Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c) Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the four most recent Fiscal Years;

(d) Copies of the Company’s currently effective written Agreement, copies of any writings permitted or required with respect to an Equity Owner’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent Fiscal Years;

(e) Records of any Manager decisions;

(f) Minutes of every annual, special, and court-ordered meeting of the Members, if any; and

(g) Any written Approvals obtained from Members for actions taken by Members without a meeting.

13.4 List of Equity Owners. Upon written request of any Member, a Manager shall provide a list showing the names, addresses and Ownership Interests of all Equity Owners. Economic Interest Owners shall have no rights to information under this Article 13.

13.5 Audits. If required by applicable law, the rules of any exchange on which the Member’s (or an Affiliate’s of the Member) securities are traded or of the Securities Exchange Commission or a third-party lender to the Member or an Affiliate of the Member, the Manager shall cause an independent certified public accounting firm to audit the Books and Records of the Company once each calendar year and to prepare statements and reports of such audit to be delivered to the Members by February 15 following each such calendar year.

ARTICLE 14

DISPUTES

14.1 Dispute Resolution. Any controversy, claim, deadlock or dispute between or among two or more of the Equity Owners, the Manager, the Company, and any of their respective Affiliates (each, a “Dispute Party”) arising out of, relating to or in connection with the Company or its assets (a “Dispute”), and that is not otherwise settled by agreement between or among the Dispute Parties, shall be exclusively and finally resolved pursuant to the provisions and procedures set forth in this Article 14. Notwithstanding the preceding sentence, a deadlock or dispute regarding whether a capital project within the Semi-Annual Capital Budget is to be Approved shall not be a Dispute subject to Section 14.2 or 14.3 and the Members hereby waive its right to litigate in regards to such a deadlock or dispute; provided that whether an expenditure would be within the Semi-Annual Capital Budget or the Semi-Annual O&M Budget shall be a Dispute subject to Section 14.2 and 14.3. Without limiting the generality of the first sentence of this Section, the following shall be considered Disputes for this purpose: (a) all questions relating to the interpretation or breach of this Agreement, (b) all questions relating to any representations, negotiations and other proceedings leading to the execution of this Agreement or such contribution agreement and (c) all questions regarding the application of this Article 14 and the arbitration provisions contained herein. Notwithstanding the foregoing provisions of this Section 14.1 (other than the second sentence of this Section), any legal action for a preliminary injunction or other prejudgment relief will be resolved by the arbitrator appointed in accordance with Section 14.3; provided, that, at any time before the arbitrator has been appointed, any Dispute Party may seek a preliminary injunctive or other prejudgment relief from the Delaware Court of Chancery or other court of competent jurisdiction to the extent necessary to preserve the status quo or to preserve a Dispute Party’s ability to obtain meaningful relief pending the outcome of the arbitration proceeding under this Article 14. Any Dispute Party may bring an action in the Delaware Court of Chancery or another court of competent jurisdiction to compel arbitration of any Dispute after the procedure under Section 14.2 is exhausted; provided, that to the fullest extent permitted by Law, each Dispute Party hereby waives and relinquishes any right under the Act or otherwise to compel the resolution of any substantive issues regarding a Dispute in the Delaware Court of Chancery or any other court, or to request any other relief from the Delaware Court of Chancery or any other court except as specifically set forth in this Article 14.

14.2 Executive Mediation. In the event of any Dispute, upon written request of any Dispute Party, such Dispute shall immediately be referred to one representative of the executive management designated by each Dispute Party in respect of such Dispute who is authorized to settle such Dispute. Such representatives shall promptly meet in a good faith effort to resolve such Dispute. If the representatives designated by the relevant Dispute Parties pursuant to this Section 14.2 do not resolve such Dispute within ten (10) days after such written request, such Dispute shall be exclusively and finally resolved by binding arbitration in accordance with the provisions and procedures set forth in Section 14.3.

14.3 Arbitration. The arbitration shall be administered by the American Arbitration Association, or a successor organization (the “AAA”), under its Commercial Arbitration Rules. The arbitration shall be conducted by a single arbitrator chosen under the AAA’s Commercial Arbitration Rule and such arbitrator shall have at least ten (10) years experience practicing in the oil and gas industry.

(a) The site of arbitration shall be Pittsburgh, Pennsylvania, unless otherwise agreed by the Dispute Parties.

(b) The Dispute Parties shall diligently and expeditiously proceed with arbitration. The arbitrator shall be instructed to render a written decision within forty-five (45) days after the conclusion of the hearing or the filing of such briefs as may be authorized by the arbitrator, subject to any reasonable delay due to unforeseen circumstances. Except to the extent the Dispute Parties’ remedies may be limited by the terms of this Agreement, the arbitrator shall be empowered to award any remedy available under the laws of the State of Pennsylvania including monetary damages and specific performance. The arbitrator shall not have the power to amend or add to this Agreement. The award of the arbitrator shall be in writing with reasons for such award and signed by the arbitrator. Any award rendered shall be final and binding. Judgment rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(c) The Dispute Parties hereto hereby waive any rights to appeal or to review of such award by any court or tribunal. The Dispute Parties further undertake to carry out without delay the provisions of any arbitral award or decision, and each agrees that any such award or decision may be enforced by any competent tribunal

(d) The costs of such arbitration shall be determined by and allocated between the Dispute Parties by the arbitrator in its award. This Section 14.3 constitutes an independent contract to arbitrate all disputes between the potential Dispute Parties, including disputes regarding contract formation and whether a Dispute Party is entitled to quasi-contractual or quantum meruit recovery from another Dispute Party. Unless otherwise agreed in writing, the Dispute Parties and the Company, the Manager and any Members that are not Dispute Parties shall continue to perform their respective obligations hereunder during any arbitration proceeding by the Dispute Parties in accordance with this Section 14.3.

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served if sent by facsimile, delivered by messenger, overnight courier, or mailed, certified first class mail, postage prepaid, return receipt requested, and addressed or sent to the Equity Owner’s address, as set forth on Exhibit 4.1 and, if applicable, Exhibit 4.2, or the Company’s address as set forth in Section 2.3. Such notice shall be effective, (a) if delivered by messenger or by overnight courier, upon actual receipt (or if the date of actual receipt is not a business day, upon the next business day); (b) if sent by facsimile mail transmission, upon confirmation of receipt; or (c) if mailed, upon the earlier of (i) three (3) business days after deposit in the mail and (ii) the delivery as shown by return receipt therefor. Any Equity Owner or the Company may change its address by giving notice in writing to the Company and the other Equity Owners of its new address.

15.2 Application of Delaware Law. This agreement shall be construed and enforced in accordance with and governed by the laws of the state of Delaware applicable to agreements made and to be performed entirely within such state other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the state of Delaware.

15.3 Waiver of Action for Partition. During the term of the Company, each Equity Owner irrevocably waives any right that it may have to maintain any action for partition with respect to the Company Property.

15.4 Amendments. Except as specifically provided in Sections 4.1 and 4.2, this Agreement may not be amended except by the unanimous Approval of all of the Members.

15.5 Execution of Additional Instruments. Each Equity Owner shall execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any laws, rules, or regulations.

15.6 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The word “including” means “including without limitation” and “or” means “and/or”, unless (in either case) the context clearly requires otherwise.

15.7 Effect of Inconsistencies with the Act. It is the express intention of the Equity Owners and the Company that this Agreement shall be the sole source of agreement among them, and, except to the extent that a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. In the event that the Act is subsequently amended or interpreted in such a way to make valid any provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The duties and obligations imposed on the Members as such shall be those set forth in this Agreement, which is intended to govern the relationship among the Company and the Equity Owners, notwithstanding any provision of the Act or common law to the contrary.

15.8 Waivers. The failure of any Equity Owner or the Company to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

15.9 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Equity Owner or the Company shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

15.10 Attorneys’ Fees. Should the Company or any Equity Owner reasonably retain counsel for the purpose of enforcing or preventing breach of any provision of this Agreement, including instituting any action or proceeding to enforce any provision of this Agreement, for damages by reason of any alleged breach of any provision of this Agreement, for a declaration of such Person’s rights or obligations under this Agreement, or for any other judicial remedy, then, if the matter is settled by judicial determination or arbitration, the prevailing party (whether at trial, on appeal, or arbitration) shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all costs and expenses incurred, including reasonable attorneys’ fees and costs for services rendered to the prevailing party or parties. If both parties are entitled to judgments or arbitration awards, the party with the larger judgment or arbitration award shall be deemed the prevailing party for purposes of the immediately preceding sentence.

15.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. Without limiting the generality of the foregoing sentence, to the extent that any provision of this Agreement is prohibited or ineffective under the Act or common law, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act or common law.

15.12 Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

15.13 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

15.14 Counterparts; Facsimile/PDF. This Agreement may be delivered by facsimile or PDF and executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

15.15 Oral Representations. Any oral representations or modifications concerning this Agreement shall be of no force or effect unless contained in a subsequent written modification signed by the Equity Owner to be charged.

15.16 Investment Representations.

(a) The undersigned Equity Owners understand (i) that the Ownership Interests evidenced by this Agreement have not been registered under the Securities Laws because the Company is issuing these Ownership Interests in reliance upon the exemptions from the registration requirements of the Securities Laws providing for issuance of securities not involving a public offering, (ii) that the Company has relied upon the fact that the Ownership Interests are to be held by each Equity Owner for investment, and (iii) that exemption from registrations under the Securities Laws would not be available if the Ownership Interests were acquired by an Equity Owner with a view to distribution.

(b) Accordingly, each Equity Owner hereby confirms to the Company that such Equity Owner is acquiring the Ownership Interests for such Equity Owner’s own account, for investment, and not with a view to the resale or distribution thereof. Each Equity Owner agrees not to transfer, sell, or offer for sale any portion of the Ownership Interests unless there is an effective registration relating thereto under the Securities Laws or unless the holder of Ownership Interests delivers to the Company an opinion of counsel, satisfactory to the Company, that such registration or other qualification under applicable Securities Laws is not required in connection with such transfer, offer, or sale. Each Equity Owner understands that the Company is under no obligation to register the Ownership Interests or to assist such Equity Owner in complying with any exemption from registration under the Securities Laws if such Equity Owner should, at a later date, wish to dispose of the Ownership Interest. Furthermore, each Equity Owner realizes that the Ownership Interests are unlikely to qualify for disposition under Rule 144 of the Securities and Exchange Commission unless such Equity Owner is not an “affiliate” of the Company, the Ownership Interest has been beneficially owned and fully paid for by such Equity Owner for at least six months and the Company is complying with certain public information requirements.

(c) Each Equity Owner, prior to acquiring an Ownership Interest, has made an investigation of the Company and its business, and the Company has made available to each Equity Owner all information with respect to the Company which such Equity Owner needs in order to make an informed decision to acquire the Ownership Interest. Each Equity Owner has relied on its own tax and legal advisors in connection with such Equity Owner’s decision to acquire an Ownership Interest. Each Equity Owner considers itself to be a Person possessing experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of such Equity Owner’s investment in the Ownership Interest.

15.17 Representations and Warranties. As of the date hereof, each of the Equity Owners hereby makes each of the representations and warranties applicable to such Equity Owner as set forth in Section 15.16 hereof, and such warranties and representations shall survive the execution of this Agreement.

CERTIFICATE

The undersigned hereby agree, acknowledge, and certify that the foregoing Agreement constitutes the Agreement of RW Gathering, LLC adopted by the Equity Owners as of the Effective Date.

COMPANY:

RW GATHERING, LLC

By:	R.E. Gas Development, LLC
Its:	Manager

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President and Chief Executive Officer

MEMBERS:

WILLIAMS PRODUCTION COMPANY, LLC

By:	/s/ Jeff Schmuhl
Name:	Jeff Schmuhl
Title:	Director

R.E. GAS DEVELOPMENT, LLC

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President and Chief Executive Officer

EXHIBIT 4.1

TO

LIMITED LIABILITY COMPANY AGREEMENT OF RW GATHERING, LLC

DATED EFFECTIVE AS OF JUNE 18, 2009

MEMBERS

Names, Addresses, Facsimile Numbers, and Email Addresses of Members	Initial Capital Contributions

Williams Production Company, LLC Attn: Director Gas Management One Williams Center, Mail Drop 36-6 Tulsa, OK 74172 Fax: (918) 573-1324 Email:	Cash $506,288

R.E. Gas Development, LLC 476 Rolling Ridge Drive, Suite 300 State College, PA 16801 Fax: (814) 278-7286 Email:

W. Clearfield County right-of-way;

Berkley Tap Site

Eckerd Pipeline & Tap Site

(Westmoreland County)

Rights-of-Way & Surface Rights to Equitrans & Texas Eastern Pipelines

(Westmoreland County)

Pannizzi/Eaglehouse Pipeline Extension & right-of way $1,012,576

EXHIBIT 4.2

TO

LIMITED LIABILITY COMPANY AGREEMENT OF RW GATHERING, LLC

DATED EFFECTIVE AS OF JUNE 18, 2009

ECONOMIC INTEREST OWNERS

Name/Address	Facsimile Number	Email Address
NONE	AS OF	EFFECTIVE DATE

ADDENDUM I

DEFINITIONS

AAA. As defined in Section 14.3.

Act. The Delaware Limited Liability Company Act, as amended from time to time.

Affiliate. (a) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (b) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (c) any officer, director, manager, or general partner of such Person, or (d) any Person who is an officer, director, manager, general partner, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (a) through (c) of this sentence. For purposes of this definition, the term “control,” “controls,” “controlling,” “controlled by,” or “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. No Member or Manager shall be deemed to be an Affiliate of another Member or Manager due solely to such Person’s status as a Member or Manager of the Company.

Agreement. This Limited Liability Company Agreement as originally executed and as amended from time to time.

Approve or Approval. With respect to Members, the Members’ approval expressed at a meeting of the Members or expressed by written consent as provided for in Article 7 of this Agreement.

Bankruptcy. With respect to a Person, the occurrence of any of the following events: (a) such Person makes an assignment for the benefit of creditors; (b) such Person files a voluntary petition in bankruptcy; (c) such Person is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding; (d) such Person files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation; (e) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; (f) such Person seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of its properties; or (g) one hundred twenty (120) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, if the proceeding has not been dismissed, or if within ninety (90) days after the appointment without its consent or acquiescence of a trustee, receiver, or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

i

Capital Account. As of any given date, the capital account of each Equity Owner as described in Section 8.4 and maintained to such date in accordance with this Agreement.

Capital Contribution. Any contribution to the capital of the Company in cash or property by an Equity Owner whenever made.

Certificate of Formation. The certificate of formation of the Company as filed with the Secretary of State as the same may be amended from time to time.

Code. The Internal Revenue Code of 1986, as amended from time to time.

Company. RW Gathering, LLC.

Company Property. All assets (real or personal, tangible or intangible, including cash) of the Company.

CPI Index. The Consumer Price Index for All Items All Urban Consumers (DPI-U) (1982-84 = 100) for the United States, as published by the United States Department of Labor’s Bureau of Labor Statistics.

Deficit Capital Account. With respect to any Equity Owner, the deficit balance, if any, in such Equity Owner’s Capital Account as of the end of the Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account the amount, if any, which such Equity Owner is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Regulations, after taking into account thereunder any changes during such year in partnership minimum gain as determined in accordance with Section 1.704-2(d) of the Regulations and in any partner nonrecourse debt minimum gain as determined under Section 1.704-2(i)(3) of the Regulations; and

(b) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

This definition of Deficit Capital Account is intended to comply with the provisions of Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 of the Regulations, and shall be interpreted consistently with those provisions.

Depreciation. For each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager. Notwithstanding the foregoing, if the Company uses the remedial method pursuant to Section 1.704-3(d) of the Regulations with respect to one or more of the Company’s assets, Depreciation with respect to such assets shall not be determined in accordance with the preceding sentence of this definition, but shall instead be determined in a manner consistent with tax capital accounting principles and consistent with the treatment of such assets under the remedial method.

Dispute. As defined in Section 14.1.

Dispute Party. As defined in Section 14.1.

Distributable Cash. All cash, whether revenues or other funds received by the Company, less the sum of the following to the extent paid or set aside by the Company: (a) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders (including any Equity Owner that has made a loan to the Company); (b) all cash expenditures incurred incident to the normal operation of the Company’s business; and (c) Reserves. Any funds released from a Reserve shall be considered a cash receipt by the Company for purposes of this definition.

Distribution. Any Transfer of Company Property from the Company to or for the benefit of an Equity Owner by reason of such Equity Owner’s ownership of an Economic Interest.

Economic Interest. An Equity Owner’s share of one or more of the Profits, Losses, and Distributions pursuant to this Agreement and the Act, but not including any right to participate in the management or affairs of the Company, such as the right to Approve or otherwise participate in any decision of the Members or Manager.

Economic Interest Owner. The owner of an Economic Interest who is not a Member.

Effective Date. June 18, 2009.

Emergency. A sudden occurrence of event determined by the Manager to require immediate response or action to avoid or minimize loss of life, limb or property.

Entity. Any general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, or foreign business organization.

Equity Owner. An Economic Interest Owner or a Member.

Fiscal Year. The taxable year of the Company as determined under the Code.

Gift. A gift, devise, bequest, or other transfer for no consideration, whether or not by operation of law, except in the case of Bankruptcy.

Gifting Equity Owner. Any Equity Owner who Gifts all or any part of its Ownership Interest.

Gross Asset Value. With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by an Equity Owner to the Company shall be the gross fair market value of such asset on the date of contribution, as determined by all of the Members, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 8.1 hereof shall be as set forth in Exhibit 4.1;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking into account Section 7701(g) of the Code), as determined by the Manager as of the following times: (i) the acquisition of an interest by any new Equity Owner or an additional interest by an existing Equity Owner in exchange for more than a de minimis contribution of property (including money); (ii) the Distribution by the Company to an Equity Owner of more than a de minimis amount of property as consideration for an Ownership Interest; (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and (iv) the grant of an Ownership Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Equity Owner acting in the capacity of an Equity Owner or by a new Equity Owner acting in the capacity of an Equity Owner or in anticipation of being an Equity Owner; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Manager determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Equity Owners in the Company;

(c) The Gross Asset Value of any Company asset Distributed to any Equity Owner shall be adjusted to equal the gross fair market value of such asset on the date of Distribution as determined by the all of the Members; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and Section 9.2(e) and subparagraph (g) under the definition of Profits and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) of this definition to the extent that the Manager determines that an adjustment pursuant to subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d) of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

Hypothecation. A lien, pledge, hypothecation, mortgage, grant of a security interest, or effecting an encumbrance either as security for repayment of a liability or for any other purpose.

Initial Capital Contribution. The initial contribution to the capital of the Company pursuant to this Agreement.

Issuance Items. Any income, gain, loss or deduction realized by the Company as a direct or indirect result of the issuance of an interest in the Company by the Company to an Equity Owner, which (for the avoidance of doubt) shall not include any gain or loss described in clause (d) of the definition of “Profits” and “Losses.”

Manager. As defined in Section 5.2.

Member. Each of the parties who executes a counterpart of this Agreement as a Member (an “Initial Member”) and each Person who may hereafter become a Member. If a Person is a Member immediately prior to the purchase or other acquisition by such Person of an Economic Interest, such Person shall have all of the rights of a Member with respect to such purchased or otherwise acquired Economic Interest, as the case may be.

Membership Interest. A Member’s entire interest in the Company, including such Member’s Economic Interest and such other rights and privileges that the Member may enjoy by being a Member.

Ownership Interest. In the case of a Member, the Member’s Membership Interest; and in the case of an Economic Interest Owner, the Economic Interest Owner’s Economic Interest.

PEA. That certain Participation and Exploration Agreement made and entered into effective as of May 5, 2009 by and between Williams, Williams Production Appalachia, LLC, Rex, Rex Energy I, LLC, Rex Energy Corporation, and Rex Energy Operating Corp.

Person. Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

Prime Rate. The prime commercial lending rate in effect from time to time at the principal bank used by the Company for banking and borrowing purposes.

v

Profits and Losses. For each Fiscal Year of the Company an amount equal to the Company’s net taxable income or loss for such year as determined for federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with Section 703 of the Code with the following adjustments:

(a) Any items of income, gain, loss and deduction allocated to Equity Owners pursuant to Sections 9.2, 9.3, or 9.11 shall not be taken into account in computing Profits or Losses;

(b) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses (pursuant to this definition) shall be added to such taxable income or loss;

(c) Any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as such in Section 1.704-1(b)(2)(iv)(i) of the Regulations and not otherwise taken into account in computing Profits and Losses (pursuant to this definition) shall be subtracted from such taxable income or loss;

(d) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(e) Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(f) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(g) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

Regulations. The proposed, temporary, and final regulations promulgated under the Code in effect as of the date of filing the Certificate of Formation and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

Regulatory Allocations. The allocations made pursuant to Sections 9.2(a), 9.2(b), 9.2(c), 9.2(d) and 9.2(e).

Reorganization. The merger or conversion of the Company, the sale or other disposition of all or substantially all of the assets of the Company, the sale or other disposition of all or substantially all of the Ownership Interests, or any other transaction pursuant to which one or more Persons acquire all or substantially all of the assets of, or Ownership Interests in, the Company in a single or series of related transactions, including a merger or conversion of the Company into a corporation or other Entity, whether or not such corporation or other Entity has the same owners as the Company and whether or not additional capital is contributed to such corporation or other Entity; provided, however, that a Reorganization in no event shall include the merger or conversion of the Company into a general partnership which is not a limited liability partnership.

Reserves. With respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Manager for working capital and for payment of taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company’s business.

Rex. R.E. Gas Development, LLC, a Delaware limited liability company.

Sale or Sell. A sale, assignment, exchange, Hypothecation, assignment by reason of Bankruptcy, or other transfer for consideration.

Secretary of State. The Secretary of State of Delaware.

Securities Laws. Any Federal securities acts and laws as well as the securities acts and laws of any state, including the Securities Act of 1933, as amended.

Selling Equity Owner. Any Equity Owner that Sells all or any portion of its Ownership Interest.

Semi-Annual Capital Budget. The capital budget for the Company for each six month period in a Fiscal Year to acquire, add to, improve, replace or construct any capital asset of the Company if such acquisition, addition, improvement, replacement or construction is made to increase the long-term operating capacity, asset base, revenues or cash flow from operations of the Company existing immediately prior to such acquisition, addition, improvement, replacement or construction (and shall not include costs that are includible in the Semi-Annual O&M Budget).

Semi-Annual O&M Budget. The operating and maintenance budget for the Company for each six month period in a Fiscal Year, which shall include the expenses (whether capital in nature or not) of operating the Company (including all fees and assessments properly levied or imposed by any governmental authority, cost of insurance, and accounting and legal expenses) and of operating and maintaining the assets of the Company (including any needed materials, equipment and supplies, sales, use, and like taxes, contracted or subcontracted services, environmental assessments, costs of maintaining the Company’s permits, license and bonds and costs of new assets that the Company is required by law to acquire or construct).

Semi-Annual Plan. As defined in Section 5.12.

Sharing Ratio. The percentages in which the Equity Owners share those items making specific references to “Sharing Ratios” in this Agreement. The initial Sharing Ratio shall be:

Equity Owners	Sharing Ratio
Rex	50%
Williams	50%

TMP. As defined in Section 9.10.

Transfer. Any Sale or Gift.

Transferring Equity Owner. Selling Equity Owner or a Gifting Equity Owner.

Unrecovered Losses. As defined in Section 9.1(b)(i).

U.S. Government Controls. The International Emergency Economic Powers Act, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, all as amended, and all applicable orders, rules and regulations.

Williams. Williams Production Company, LLC, a Delaware limited liability company.